     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 25, 1997
                                                      Registration No. 333-_____

                             --------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                           REGISTRATION STATEMENT ON
                                    FORM S-4
                                     Under
                           The Securities Act of 1933

                             --------------------

                           UNISOURCE WORLDWIDE, INC.

Delaware                                      5111                            13-5369500
(State or other jurisdiction of   (Primary Standard Industrial     (I.R.S. Employer Identification No.)
incorporation or organization)     Classification Code Number)



                               825 Duportail Road
                         Wayne, Pennsylvania 19087-5589
                                 (610) 296-4470



            RAY B.  MUNDT                          Copies to:
 Chairman and Chief Executive Officer      HOWARD L.  SHECTER, ESQUIRE
      Unisource Worldwide, Inc.            Morgan, Lewis & Bockius LLP
          825 Duportail Road                  2000 One Logan Square
    Wayne, Pennsylvania 19087-5589         Philadelphia, PA 19103-6993
            (610) 296-4470                       (215) 963-5442

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the Registration Statement becomes effective.

                             --------------------

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                             --------------------

                        CALCULATION OF REGISTRATION FEE

                                          PROPOSED MAXIMUM      PROPOSED MAXIMUM
 TITLE OF SECURITIES      AMOUNT TO BE   OFFERING PRICE PER    AGGREGATE OFFERING       AMOUNT OF
 TO BE REGISTERED         REGISTERED            UNIT*                PRICE          REGISTRATION FEE
-------------------------------------------------------------------------------------------------
Common stock $0.001        5,000,000              $14.375          $71,875,000         $21,780.30
 par value per share
-------------------------------------------------------------------------------------------------

     * Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c).

    ** This Registration Statement also relates to an indeterminate number of shares of Common Stock that may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions in accordance with Rule 416.

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                           UNISOURCE WORLDWIDE, INC.

               Cross-Reference Sheet showing the location in the Prospectus of information required to be included in the Prospectus pursuant to Item 501(b) of Regulation S-K.

Item Number and Caption                                  Location in Prospectus
-----------------------                                  ----------------------
A.  Information about the Transaction
    1.  Forepart of Registration Statement and           Facing Page of Form S-4; This Cross-Reference
        Outside Front Cover Page of Prospectus           Sheet;
                                                         Outside Front Cover Page of Prospectus

    2.  Inside Front and Outside Back Cover Pages of     Available Information; The Company
        Prospectus

    3.  Risk Factors, Ratio of Earnings to Fixed         Outside Front Cover Page of Prospectus; The
        Charges and Other Information                    Company; Risk Factors; Selected Financial
                                                         Information

    4.  Terms of the Transaction                         Outside Front Cover Page of Prospectus; Securities
                                                         Covered by this Prospectus; Plan of Distribution

    5.  Pro Forma Financial Information                            *

    6.  Material Contracts With the Company Being                  *
        Acquired

    7.  Additional Information Required For              Resales
        Reoffering by Persons and Parties Deemed To
        Be Underwriters

    8.  Interests of Named Experts and Counsel           Experts; Legal Matters

    9.  Disclosure of Commission Position on                       *
        Indemnification for Securities Act Liabilities

B.  Information about the Registrant

   10.  Information with Respect to S-3 Registrants      The Company

   11.  Incorporation of Certain Information by          The Company; Documents Incorporated by Reference
        reference

   12.  Information With Respect to S-2 or S-3           Documents Incorporated by Reference
        Registrants

   13.  Incorporation of Certain Information by          Documents Incorporated by Reference
        Reference

   14.  Information With Respect to Registrants                    *
        Other Than S-2 or S-3 Registrants

C. Information about the Company Being Acquired

   15.  Information With Respect to S-3 Companies                  *

   16.  Information With Respect to S-2 or S-3
        Companies                                                  *

   17.  Information With Respect to Companies
        Other Than S-2 or S-3 Companies                            *





Item Number and Caption                                Location in Prospectus
-----------------------                                ----------------------
D.  Voting and Management Information
    18.  Information if Proxies, Consents or                        *
         Authorization Are To Be Solicited

    19.  Information if Proxies, Consents or                        *
         Authorizations Are Not To Be Solicited in or
         in an Exchange Offer

     _____________
     *  Not applicable.

     PROSPECTUS

                                5,000,000 SHARES

                           UNISOURCE WORLDWIDE, INC.
                                     [LOGO]
                                  COMMON STOCK

          This Prospectus relates to the offer and sale from time to time by Unisource Worldwide, Inc., a Delaware corporation ("Unisource" or the "Company"), or its subsidiaries of 5,000,000 shares of Unisource's common stock, par value $0.001 per share (the "Common Stock"), to be issued directly or indirectly in exchange for shares of capital stock of other companies, or in exchange for assets used in or related to the business of such companies. See "Securities Covered by This Prospectus." Common Stock offered hereby may generally be resold by the persons acquiring such shares without further registration under the Securities Act of 1933, as amended (the"Act"). For further information on resales, see "RESALES" in this Prospectus.

          The Common Stock is listed and traded on the New York, Philadelphia and Chicago Stock Exchanges under the symbol "UWW."
                                _______________

          THE COMMON STOCK OFFERED HEREBY INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" COMMENCING ON PAGE 4.
                                 ______________

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATIONS TO THE CONTRARY IS A CRIMINAL OFFENSE.

          NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY UNISOURCE. NEITHER THE PROSPECTUS NOR ANY PROSPECTUS SUPPLEMENT CONSTITUTES AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT OR IN THE AFFAIRS OF UNISOURCE SINCE SUCH DATE.

                 The date of this Prospectus is April 25, 1997.

                                  THE COMPANY

          Unisource is the largest marketer and distributor of quality paper products in North America. Unisource also is a leading North American distributor of paper and plastic shipping and food service supplies, sanitary maintenance supplies and equipment and packaging supplies and equipment. Unisource has extensive distribution facilities located throughout the United States, Canada and Mexico.

          Unisource serves a broad customer base by marketing and distributing products and equipment that are manufactured by third parties. The Company distributes these products through its two principal businesses: a business which markets and distributes quality papers to printers, publishers and corporate imaging customers ("Printing and Imaging"); and a business which distributes a wide range of paper and plastic shipping and food service supplies, sanitary maintenance supplies and equipment and packaging equipment and supplies, principally to manufacturers, food processors and grocery stores (collectively, "Supply Systems").

          For the fiscal year ended September 30, 1996 ("fiscal 1996"), Unisource generated approximately $7 billion in revenues and $184 million in operating income, excluding a $50 million restructuring charge. In fiscal 1996, the Company's Printing and Imaging business accounted for approximately 68% of total Company revenues and the Supply Systems business accounted for approximately 32% of total Company revenues.

          The address of Unisource's principal executive offices is 825 Duportail Road, Wayne, Pennsylvania 19087-5589.

                             AVAILABLE INFORMATION

          Unisource is subject to the informational requirements of the Securities Exchange Act of 1934 (the "1934 Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by Unisource with the Commission can be inspected and copied at the offices of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20547 and at the following Regional Offices of the Commission: Northeast Regional Office, 7 World Trade Center, New York, New York 10048; and Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621. Copies of such material can also be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such material can also be inspected at the New York, Philadelphia, and Chicago Stock Exchanges on which Unisource's Common Stock is listed. THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM MARTHA BUCKLEY, UNISOURCE INVESTOR RELATIONS DEPARTMENT, 825 DUPORTAIL ROAD, WAYNE, PENNSYLVANIA 19087-5589, (610) 993-3609.

          Unisource has filed with the Commission a Registration Statement on Form S-4 (together with all amendments and exhibits thereto, the "Registration Statement") under the Act with respect to the securities to which this Prospectus relates. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to Unisource and such securities, reference is made to the Registration Statement, which may be examined or copied at the offices of the Commission. Statements contained in this Prospectus as to the contents of any contract or any other document filed, or incorporated by reference, as an exhibit to the Registration Statement, are qualified in all respects by such reference.

                      DOCUMENTS INCORPORATED BY REFERENCE

          The following documents are incorporated by reference herein:

          1) Unisource's registration statement on Form 10 dated November 26, 1996 under the 1934 Act (the "1934 Act Registration Statement");

          2)  Unisource's Current Report on Form 8-K, dated March 19, 1997;

          3)  Unisource's Current Report on Form 8-K, dated April 15, 1997;

          4) Unisource's Quarterly Report on Form 10-Q for the period ended December 31, 1996; and

          5) Unisource's registration statement on Form 8-A, relating to Unisource's preferred share purchase rights.

          All documents filed by Unisource pursuant to Sections 13(a), 13(c), 14, or 15(d) of the 1934 Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. This Prospectus does not contain all information set forth in the Registration Statement and exhibits thereto which Unisource has filed with the Commission and to which reference is made hereby.

          Unisource will provide without charge to each person, including any beneficial owner to whom a copy of this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been incorporated in this Prospectus by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to: Martha Buckley, Unisource Investor Relations Department, 825 Duportail Road, Wayne, Pennsylvania 19087-5589,
     (610) 993-3609.

                     SECURITIES COVERED BY THIS PROSPECTUS

          The shares of Common Stock covered by this Prospectus are available for use in future acquisitions of other businesses or properties, which may be similar or dissimilar to Unisource's present activities. The consideration offered by Unisource in such acquisitions, in addition to the shares of Common Stock offered hereby, may include cash, debt or other securities (which may be convertible into shares of Common Stock covered by this Prospectus), or assumption by Unisource of liabilities of the business being acquired, or a combination thereof. It is contemplated that the terms of acquisitions will be determined by negotiations between Unisource and the owners and/or management of the business or properties to be acquired, with Unisource taking into account the quality of management, the past and potential earnings power and growth of the business or properties to be acquired, and other relevant facts, and it is anticipated that shares of Common Stock issued in acquisitions will be valued at a price reasonably related to the market value of the Common Stock either at the time the terms of the acquisition are tentatively agreed upon or at or about the time or times of delivery of the shares.

                                  RISK FACTORS

          Prior to making an investment decision, prospective purchasers should consider carefully, in addition to other information contained in the Prospectus, the following risk factors.

     COMPETITION

          The Company's Printing and Imaging and Supply Systems businesses operate within highly competitive markets. Unisource's Printing and Imaging competitors consist of the distribution units of large paper manufacturers (e.g., International Paper's ResourceNet, Mead Corporation's Zellerbach and Champion International's Nationwide Paper) and independent distributors. While Unisource is the largest distributor in this market, certain Printing and Imaging competitors, principally the distribution units of large paper manufacturers, may have greater total financial, purchasing and/or sourcing power than Unisource. In the more fragmented Supply Systems business, Unisource competes with a large number of local and regional distributors, as well as larger companies, including ResourceNet and Zellerbach. The Company believes that the principal competitive factors in these markets include responsiveness to customer needs, price, quality of customer service and the range of products maintained in inventory. The Company is responding to such competitive conditions by bundling products and services in order to meet all customers' Printing and Imaging and Supply Systems needs and by using its extensive distribution capabilities to attract national accounts which provide consistent and profitable revenue streams.

     QUARTERLY FLUCTUATIONS IN OPERATING RESULTS; SENSITIVITY TO PAPER PRICES

          The Company has experienced fluctuations in revenues and net income from quarter to quarter due to a combination of factors, including volatility in pulp and paper prices (which may also affect demand for Printing and Imaging products), the timing and magnitude of acquisitions and the implementation of the Company's restructuring program. The Printing and Imaging business, which accounted for $4.8 billion (68%) and $666 million (59%) of the Company's revenues and gross profit, respectively, during fiscal 1996, can be significantly impacted by volatility in pulp and paper prices. In fiscal 1995, average prices for Printing and Imaging products sold by the Company increased by more than 24% over average fiscal 1994 levels. By September 30, 1996, prices for those same products declined by more than 16% compared to prices at fiscal 1995 year-end. For the three-year period ended September 30, 1996, paper prices for uncoated cut size (copy) and coated papers (the two greatest volume categories for the Company) ranged from $670 to $1,160 per ton and $1,175 to $1,500 per ton, respectively. Volatility in pulp and paper prices may alter purchasing patterns and cause customers to defer paper purchases and/or deplete inventory levels until long-term price stability occurs. In general, rising paper prices favorably impact the Company through the generation of higher gross trading margins. This is particularly true when market conditions allow the Company to quickly pass along increased supplier costs to customers and maintain its gross trading margin percentage. When such percentage is maintained over a higher revenue base that is brought about by increased prices, results are favorably impacted. With the exception of increased sales commission expense, which is based upon gross trading margins, and is the only significant expense item that varies directly with changing paper prices, increases in paper prices do not carry a proportionate increase in operating expenses. Declining paper prices negatively impact the Company even when Unisource maintains its gross trading margin percentage and volumes because constant volumes and trading margin percentages in a declining price environment will produce lower revenues and gross trading margins, in absolute terms, and Unisource also has certain fixed expenses which impact results regardless of changes in paper prices. Although the Company does not produce paper products and is not directly exposed to the production and raw materials risks associated therewith, industry overcapacity and overproduction by paper suppliers also could adversely affect the Company's revenues and net income if such factors produce lower paper prices. In addition, while the Company has been successful in ultimately passing on the effects of price increases, there is sometimes a short lag from the time prices are increased by producers until the Company is able to effectively pass along such increased costs to its customers.

     DELAY IN IMPLEMENTING INFORMATION TECHNOLOGY SYSTEM

          The Company began an ambitious restructuring program in late fiscal 1993 and has made significant investments in the design, testing and implementation of a new information technology system. The implementation of the system, which was originally scheduled to begin in 1995, has been delayed to allow for additional enhancements to the system and to better prepare field operations for installation. Implementation is now expected to be completed by the end of fiscal 1999. While information technology systems currently in use are adequate to support the Company's current operations, such systems will not enable the Company to achieve its current business strategies to realize cost savings through streamlined operating and financial functions, increase responsiveness to customers and enhance distribution efficiency. Any significant further delay in implementing this program or any significant difficulties in realizing the anticipated benefits of such program would delay the Company's ability to successfully implement its business strategies and could adversely impact the Company's operations and future financial results and condition.

     CERTAIN ANTITAKEOVER PROVISIONS

          The Company's Certificate of Incorporation, By-laws and Stockholder Rights Plan and the General Corporation Law of the State of Delaware may have the effect, either alone or in combination with each other, of making more difficult or discouraging a tender offer, change in control or takeover attempt that is opposed by the Company's Board of Directors. See "Description of Capital Stock - Unisource Common Stock; Delaware Antitakeover Provisions," "--Preferred Stock," "--Certain Antitakeover Provisions - Unisource Certificate and By-Laws" and "--Stockholder Rights Plan." In addition, provisions in the Company's Tax Sharing Agreement with Alco Standard Corporation could have the effect of discouraging or making more expensive certain takeover proposals.


                          FORWARD-LOOKING INFORMATION

          This Prospectus contains, and other materials filed or to be filed by the Company with the Commission which are incorporated by reference herein, as well as information included in oral statements or other written statements made or to be made by the Company, contain or will contain or include, disclosures which are forward-looking statements within the meaning of Section 27A of the Act and Section 21E of the 1934Act. Such forward-looking statements address, among other things, strategic initiatives (including plans for transforming the Company's business through new information technology systems, sales strategies, market growth plans and acquisition and margin enhancement initiatives, capital expenditure requirements and financing sources) and anticipated results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business-Strategy," "--Acquisitions" and "--Business Transformation and Information Technology System" in the 1934 Act Registration Statement. Such forward-looking information is based upon management's current plans or expectations and is subject to a number of uncertainties and risks that could significantly affect current plans, anticipated actions and the Company's future financial condition and results. These uncertainties and risks include, but are not limited to, those relating to conducting operations in a competitive environment; delays, difficulties and technological changes associated with a large-scale systems transformation project; acquisition activities (including uncertainties associated with projecting the use of Common Stock as acquisition currency when there has been no historic trading market for such stock and projecting future cash flows to finance cash-based acquisitions); debt service requirements (including sensitivity to fluctuation in interest rates); general economic conditions; and changes or volatility in paper prices. As a consequence, current plans, anticipated actions and future financial condition and results may differ from those expressed in any forward-looking statements made by or on behalf of the Company.

                              PLAN OF DISTRIBUTION

          Shares of Common Stock will be offered in connection with Unisource's or a subsidiary's acquisition of other businesses or properties from time to time as described above. A maximum of 5,000,000 shares of Common Stock may be sold pursuant to this Prospectus. These shares will ordinarily represent consideration paid directly upon the acquisition of businesses or properties. The shares may also include shares to be delivered upon the exercise or satisfaction of conversion or purchase rights which are created in connection with acquisitions or which were previously created or assumed by the companies whose businesses or properties were acquired.

                                    RESALES

          Common Stock offered hereby may generally be resold by the persons acquiring such shares without further registration under the Act, unless such persons are "affiliates" or "underwriters" within the meaning of the Act.

          Any person receiving shares offered hereby who is an "affiliate" of Unisource may be subject to certain limitations on resale. An "affiliate" is a person who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with the Company. "Control," as used in the preceding sentence, means the direct or indirect power to direct or cause the direction of the management and policies of the Company through ownership of voting securities, contract or otherwise. In the absence of a special relationship between Unisource and a person who receives shares from Unisource in an acquisition transaction (such as election of such person to Unisource's board of directors or ownership by such person of a significant percentage of Unisource's outstanding Common Stock), such a person generally would not be considered an "affiliate" of Unisource within the meaning of the Act. Therefore, the limitations on resale applicable to affiliates would not apply to such person.

          Any person receiving shares offered hereby who is an "underwriter" of Unisource may also be subject to certain limitations upon resale. An "underwriter" includes a person who purchases Unisource shares with a view to the distribution of such shares. Although an "underwriter" may otherwise be subject to certain resale limitations, if such person complies with the "safe harbor" provisions of rule 145(d), he or she may freely resell shares so long as certain conditions are met. For example, a person who receives shares of Common Stock from Unisource in a typical acquisition transaction is deemed to be an "underwriter" as defined by the Act, but such person is generally free to sell such shares at any time by complying with rule 145(d), which requires that the amount of Common Stock which may be sold by such person in any three-month period may not exceed the greater of (i) 1% of the Common Stock outstanding as shown by the most recent report or statement published by Unisource, or (ii) the average weekly trading volume in Common Stock reported on the NYSE Composite tape during the four calendar weeks preceding the order to sell. Such sales must also be made in "brokers' transactions," which are ordinary sales through a broker acting as agent without special commission arrangements or selling efforts.

          In order for affiliates or underwriters not protected by Rule 145(d) to resell shares offered hereby, Unisource would have to agree 1) to provide an opinion to the effect that an exemption applies to such resale,
     2) to amend the Registration Statement of which this Prospectus is a part to permit such resales, or 3) to file a new registration statement which includes the shares proposed to be resold. Unless a written agreement obligates Unisource to do so, there is no assurance that Unisource will agree to provide such opinion, amendment or registration.

                                USE OF PROCEEDS

          The Common Stock offered hereby will be issued directly or indirectly in exchange for shares of capital stock of other companies, or in exchange for assets used in or related to the business of such companies. The proceeds of the sale of Common Stock offered hereby, to the extent such proceeds consist of the assets of acquired businesses, will be added to the assets of Unisource or a subsidiary. Cash proceeds, if any, representing part of the assets of acquired businesses, will be added to the general funds of Unisource or a subsidiary and may be used for general corporate purposes, including capital expenditures and working capital requirements.

                            SELECTED FINANCIAL DATA


          The following table summarizes certain selected historical financial information of Unisource that has been derived from the audited financial statements of Unisource for each of the five years in the period ended September 30, 1996. The historical financial information may not be indicative of Unisource's future performance as a stand-alone company. The financial data for the three month periods ended December 31, 1995 and 1996 are derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which Unisource considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the three months ended December 31, 1996 are not necessarily indicative of the results that may be expected for the entire year ending September 30, 1997. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Unisource's Consolidated Financial Statements and notes thereto included in the 1934 Act Registration Statement. Per share data has not been presented for any periods other than December 31, 1996, because Unisource was a wholly-owned subsidiary of Alco Standard Corporation during the periods presented and was recapitalized prior to the year ended September 30, 1996.


                                                                                        Three Months Ended
                                                 Year Ended September 30,                  December 31,
--------------------------------------------------------------------------------------  ------------------
(in millions except for Earnings       1992      1993       1994      1995      1996      1995      1996
 per share)                          --------  ---------  --------  --------  --------  --------  --------
Revenues.......................      $3,667.9  $4,864.1   $5,756.5  $6,987.3  $7,022.8  $1,716.2  $1,728.5
Costs and expenses:
Cost of goods sold.............       3,079.5   4,077.1    4,825.7   5,925.2   5,896.2   1,446.7   1,428.4
Selling and administrative.....         475.7     661.0      782.3     855.8     942.1     219.3     255.0
Restructuring charge...........            --     175.0         --        --      50.0        --        --
                                     --------  --------   --------  --------  --------  --------  --------
                                      3,555.2   4,913.1    5,608.0   6,781.0   6,888.3   1,666.0   1,683.4
                                     --------  --------   --------  --------  --------  --------  --------
Income (loss) from operations...        112.7     (49.0)     148.5     206.3     134.5      50.2      45.1
Interest expense................         20.0      23.8       26.2      33.6      31.5       6.9      10.4
                                     --------  --------   --------  --------  --------  --------  --------
Income (loss) before income
 taxes and cumulative effect of
 accounting change..............         92.7     (72.8)     122.3     172.7     103.0      43.3      34.7
Provision (benefit) for income
 taxes..........................         36.7      (7.7)      47.8      67.5      43.0      17.1      14.5
                                     --------  --------   --------  --------  --------  --------  --------
Income (loss) before cumulative
 effect of accounting change....         56.0     (65.1)      74.5     105.2      60.0      26.2      20.2
Cumulative effect of
 change in method of
 accounting for income taxes....           --        --       14.0        --        --        --        --
                                     --------  --------   --------  --------  --------  --------  --------
Net income (loss)...............     $   56.0  $  (65.1)  $   88.5  $  105.2  $   60.0  $   26.2  $   20.2
                                     ========  ========   ========  ========  ========  ========  ========
Earnings per share..............                                                                  $    .30
                                                                                                  ========

Capital expenditures............     $   20.2  $   21.7   $   33.9  $   50.1  $   35.8  $   10.6  $    7.7
Depreciation and
  amortization..................         20.6      28.7       32.5      33.4      40.0       8.8      11.7
Working capital.................        310.4     551.0      549.8     815.1     750.8     888.7     797.7
Total assets....................      1,284.4   1,633.9    1,720.0   2,019.0   2,191.7   1,935.0   2,191.9
Long-term debt, including
 current portion................         30.5      29.5       26.8      25.5      21.9      50.6     599.6
Total stockholder's equity......        372.5     280.3      353.5     415.9     935.5     443.0     952.3


                          DESCRIPTION OF CAPITAL STOCK

               The authorized capital stock of Unisource consists of 250 million shares of Unisource Common Stock, par value $0.001 per share, and 10 million shares of Preferred Stock, par value $0.001 per share (the "Preferred Stock").

     UNISOURCE COMMON STOCK; DELAWARE ANTITAKEOVER PROVISIONS

               Holders of shares of Unisource Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders and are not entitled to cumulate votes for the election of directors. Subject to preferences that may be applicable to any outstanding Preferred Stock, holders of shares of Unisource Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Unisource Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of Unisource, the holders of shares of Unisource Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of Preferred Stock, if any, then outstanding. Holders of Unisource Common Stock have no preemptive, conversion or other subscription rights and there are no redemption or sinking fund provisions applicable to the Unisource Common Stock.

               Unisource is subject to the provisions of Section 203 of the Delaware General Corporation Law ("DGCL"). Subject to certain exceptions,
     Section 203 of the DGCL prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock. A "business combination" includes a merger, consolidation, sale or other disposition of assets having an aggregate value in excess of 10% of either the aggregate market value of the consolidated assets of the corporation or the aggregate market value of all the outstanding stock of the corporation, and certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation or which provide the interested stockholder with a financial benefit. These restrictions do not apply where (i) the business combination or the transaction in which the stockholder becomes interested is approved by the corporation's board of directors prior to the date the interested stockholder acquired its shares, (ii) the interested stockholder acquired at least 85% of the outstanding voting stock of the corporation in the transaction in which the stockholder became an interested stockholder excluding, for determining the number of shares outstanding, shares owned by persons who are directors as well as officers and by employee stock plans in which participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (iii) the business combination is approved by the board of directors and the affirmative vote of two-thirds of the outstanding voting stock not owned by the interested stockholder at an annual or special meeting. The business combinations provisions of Section 203 of the DGCL may have the effect of deterring merger proposals, tender offers or other attempts to effect changes in control of the Company that are not negotiated with and approved by the Board of Directors.

     PREFERRED STOCK

               The Amended and Restated Certificate of Incorporation of Unisource (the "Unisource Certificate") provides that Unisource may issue up to 10 million shares of Preferred Stock. The Unisource Board of Directors has the authority to issue Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions, including the dividend, conversion, voting, redemption (including sinking fund provisions), and other rights, liquidation preferences, and the number of shares constituting any series and the designations of such series, without any further vote or action by the stockholders of Unisource. Because the terms of the Preferred Stock may be fixed by the Unisource Board without stockholder action, the Preferred Stock could be issued quickly with terms calculated to defeat a proposed takeover of Unisource or to make the removal of management of Unisource more difficult. Under certain circumstances this could have the effect of decreasing the market price of the Unisource Common Stock. The Company has authorized a class of series Preferred Stock in connection with the authorization of its Stockholder Rights Plan. See "-Stockholder Rights Plan."

     CERTAIN ANTITAKEOVER PROVISIONS - UNISOURCE CERTIFICATE AND BY-LAWS

               Certain provisions of the Unisource Certificate and By-laws may have the effect, either alone or in combination with each other, of making more difficult or discouraging a tender offer, takeover attempt or change in control that is opposed by Unisource's Board of Directors but that a stockholder might consider to be in its best interest. The Company believes that such provisions are necessary to enable the Company to develop its business in a manner that will foster its long-term growth without disruption caused by the threat of a takeover not deemed by the Board of Directors to be in the best interests of the Company and its stockholders. These provisions are summarized in the following paragraphs.

               Classified Board of Directors. The Unisource Certificate and By-laws provide for the division of the Board into three classes of directors, with the classes to be as nearly equal in number as possible. The Certificate and By-laws provide that of the initial directors of the Company, one-third will continue to serve until the Annual Meeting of Stockholders next held after September 30, 1997, one-third will continue to serve until the Annual Meeting of Stockholders next held after September 30, 1998, and one-third will continue to serve until the Annual Meeting of Stockholders next held after September 30, 1999.

               The classification of directors will have the effect of making it more difficult for stockholders to change the composition of the Board of Directors. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the Board of Directors. Such a delay may help ensure that the Company's directors, if confronted by a holder attempting to force a proxy contest, a tender or exchange offer, or an extraordinary corporate transaction, would have sufficient time to review the proposal as well as any available alternatives to the proposal and to act in what they believe to be the best interest of the stockholders. The classification provisions will apply to every election of directors, however, regardless of whether a change in the composition of the Board would be beneficial to the Company and its stockholders and whether or not a majority of the Company's stockholders believe that such a change would be desirable.

               The classification provisions could also have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its stockholders. The classification of the Board could thus increase the likelihood that incumbent directors will retain their positions. In addition, because the classification provisions may discourage accumulations of large blocks of the Company's stock by purchasers whose objective is to take control of the Company and remove a majority of the Board, the classification of the Board could tend to reduce the likelihood of fluctuations in the market price of the Company Common Stock that might result from accumulations of large blocks for such a purpose. Accordingly, stockholders could be deprived of certain opportunities to sell their shares of Company Common Stock at a higher market price than might otherwise be the case.

               Number of Directors; Removal of Directors; Vacancies. The By-laws provide that the number of directors of Unisource shall be a number between six and seventeen which shall be fixed by resolution adopted by either (i) a majority of the entire Board of Directors or (ii) the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the shares of Unisource entitled to vote generally in the election of directors voting together as a single class.

               The Unisource Certificate and By-laws also provide that, subject to the rights of holders of any Preferred Stock then outstanding and any requirements of law, directors may be removed only for cause by the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of Unisource then entitled to vote generally in the election of directors, voting as a single voting group. Subject to the rights of holders of any outstanding Preferred Stock issued by Unisource, vacancies on the Board of Directors may be filled only by the Board of Directors, the stockholders acting at an annual meeting or, if the vacancy is with respect to a director elected by a voting group, by action of any other directors elected by such voting group or such voting group.

               Business Conducted at Meetings; Director Nominations. The By-laws provide that in order to bring matters before the annual meetings of stockholders, stockholders must give notice to the Company containing certain information within 60 to 90 days prior to the anniversary date of the previous year's annual meeting or, if the date of the annual meeting is not within 30 days of the anniversary date of the previous year's annual meeting, no later than the close of business on the tenth day following the day on which notice of the date of such meeting was mailed or public disclosure of the date of the meeting of stockholders was made, whichever first occurs. In order to nominate candidates for directors of the Company, stockholders must give notice to the Company containing certain information within 60 to 90 days prior to the anniversary date of the previous year's annual meeting or, if the date of an annual meeting is not within 30 days of the anniversary of the previous year's annual meeting, not earlier than 90 days prior to the annual meeting and not later than the close of business on the tenth day following the day on which notice of the date of such meeting was mailed or public disclosure of the date of the meeting of stockholders was made, whichever first occurs.

               Special Meeting of Stockholders. The DGCL provides that special meetings of stockholders may be called by the Board of Directors of Unisource or any person authorized by the Unisource Certificate or By-laws to call a special meeting. The By-laws provide that special meetings may be called by the Board of Directors or any person authorized by the Board of Directors to call a special meeting.

               No Stockholder Action by Written Consent; Stockholder Action at Meetings. The Unisource Certificate and By-Laws provide that stockholder action can be taken only at an annual or special meeting of stockholders, and prohibit stockholder action by written consent in lieu of a meeting.

               Supermajority Voting. The Unisource Certificate requires the approval of the holders of at least 66% of the voting power of all of the shares entitled to vote to alter, amend, repeal or adopt any provision inconsistent with or limiting the effect of provisions of certain enumerated antitakeover provisions in the Unisource Certificate and By-laws, including the anti-takeover provisions listed above. The Board of Directors may amend, supplement or repeal the By-laws at any time, except as limited by law.

     STOCKHOLDER RIGHTS PLAN

               The Company's Board of Directors has adopted a Stockholder Rights Plan (the "Stockholder Rights Plan"). Initially, ownership of the rights under the Stockholder Rights Plan (the "Rights") will be evidenced by Common Stock certificates representing shares then outstanding and, except as described below, no separate Rights certificates will be distributed and Rights will attach to and trade with Unisource Common Stock.

               Rights Distribution Date. The Rights will separate from the Unisource Common Stock and a distribution date ("Rights Distribution Date") will occur upon the earlier of (i) ten business days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding Unisource Common Stock (the "Stock Acquisition Date"), or (ii) within ten business days (or such later date as may be determined by the Board of Directors prior to such time as any person or group of affiliated or associated persons becomes an Acquiring Person) following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 20% or more of the outstanding Common Stock (excluding Unisource and its subsidiaries and benefit plans).

               Exercise of Rights; Term of Plan. The Rights are not exercisable until the Rights Distribution Date and will expire at the close of business on November 8, 2006, unless earlier redeemed by the Company as described below or unless certain transactions set forth in the Stockholder Rights Plan have occurred.

               Except in the circumstances described below, after the Rights Distribution Date, each Right will be exercisable into one one-hundredth of a Series A Preferred Share (a "Series A Preferred Share Fraction"). The voting and dividend rights of the Series A Preferred Shares are subject to adjustment in the event of dividends, subdivisions and combinations with respect to the Unisource Common Stock. In lieu of issuing certificates for Series A Preferred Share Fractions which are less than an integral multiple of one Series A Preferred Share (i.e., 100 Series A Preferred Share Fractions), the Company may pay cash representing the current market value of the Series A Preferred Share Fractions.

               Flip-In Rights. In the event that (i) at any time following the Stock Acquisition Date, the Company is the surviving corporation in a merger with an Acquiring Person and its Common Stock remains outstanding,
     (ii) a person, including affiliates and associates, becomes the beneficial owner of more than 20% of the then outstanding Unisource Common Stock (unless such acquisition is made pursuant to a tender or exchange offer for all outstanding Common Stock of the Company, upon terms and conditions determined by a majority of the Continuing Directors (as defined below) to be in the best interest of the

     Company and its stockholders (a "Qualifying Offer")), (iii) an Acquiring Person, at any time following a Stock Acquisition Date, engages in one or more "self-dealing" transactions as set forth in the Stockholder Rights Plan, or (iv) during such time as there is an Acquiring Person an event occurs that results in such Acquiring Person's ownership interest being increased by more than one percent (e.g., a reverse stock split), each holder of a Right will thereafter have the right to receive, upon exercise, Unisource Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to approximately two times the exercise price of the Right. In lieu of requiring payment of the purchase price upon exercise of the Rights following any such event, the Company, by action of a majority of the Continuing Directors in office at the time, may permit the holders simply to surrender the Rights, in which event they would be entitled to receive Unisource Common Stock (and other property, as the case may be) with a value of 50% of what could otherwise be purchased by payment of the full Purchase Price. Notwithstanding any of the foregoing, following the occurrence of any of the events set forth in clauses (i), (ii), (iii) or (iv) of this paragraph, all Rights that are, or (under certain circumstances specified in the Stockholder Rights Plan) were, beneficially owned by any Acquiring Person who was involved in the transaction giving rise to any such event will be null and void. However, Rights are not exercisable following the occurrence of any of the events set forth above until such time as the Rights are no longer redeemable by the Company as set forth below.

               Flip-Over Rights. In the event that, at any time following the Stock Acquisition Date, (i) the Company is acquired in a merger or other business combination transaction in which the Company is not the surviving corporation (other than a merger that follows a Qualifying Offer), or (ii) 50% or more of the Company's assets or earning power is sold or transferred, each holder of a Right (except Rights that previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, common shares of the acquiring company having a value equal to approximately two times the exercise price of the Rights. Again, provision is made to permit, at the option of the Company, surrender of the Rights in exchange for one-half of the value otherwise purchasable. The events set forth in this paragraph and in the preceding paragraph are referred to as the "Triggering Events."

               Antidilution Adjustments. The Purchase Price payable and/or the number of units of Series A Preferred Shares or other securities or property issuable upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series A Preferred Shares, (ii) if holders of the Series A Preferred Shares are granted certain rights or warrants to subscribe for Series A Preferred Shares or convertible securities at less than the current market price of the Series A Preferred Shares, or (iii) upon the distribution to holders of the Series A Preferred Shares of evidences of indebtedness or assets (excluding regular quarterly dividends) or of subscription rights or warrants (other than those referred to above). Similar dilution protection exists with respect to transactions affecting Common Stock similar to those described in clauses (i)-(iii) above.

               Redemption. At any time until ten days following the Stock Acquisition Date, the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right. That ten day redemption period may be extended by the Board of Directors so long as the Rights are still redeemable. Under certain circumstances set forth in the Stockholder Rights Plan, the decision to redeem will require the concurrence of the Continuing Directors (as defined below). Immediately upon the action of the Board of Directors ordering redemption of the Rights, with, where required, the concurrence of the Continuing

     Directors, the Rights will terminate and the only rights of the holders of Rights will be to the right to receive the $.01 per Right redemption price.

               The term "Continuing Directors" means any member of the Board of Directors of the Company who was a member of the Board prior to the date of the Stockholder Rights Plan, and any person who is subsequently elected to the Board if such person's nomination for election to the Board is recommended or approved by a majority of the Continuing Directors, but shall not include an Acquiring Person, or an affiliate or associate of an Acquiring Person, or any representative of the foregoing entities.

               No Stockholder Rights Associated with Rights Before Exercise; Tax Consequences. Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders or to the Company, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Series A Preferred Shares (or other consideration) of the Company or for common shares of the acquiring company as set forth above. See "-Flip-Over Rights."

               Amendment. Other than those provisions relating to the principal economic terms of the Rights, any of the provisions of the Stockholder Rights Plan may be amended by the Board of Directors of the Company prior to the Rights Distribution Date. After the Rights Distribution Date, the provisions of the Stockholder Rights Plan may be amended by the Board (in certain circumstances, with the concurrence of a majority of the Continuing Directors) in order to cure any ambiguity, to make changes that do not adversely affect the interests of the holders of Rights (excluding the interests of any Acquiring Person), or to shorten or lengthen any time period under the Stockholder Rights Plan; provided, however, that no amendment to adjust the time period governing redemption shall be made at such time as the Rights are not redeemable.

               Effect of Stockholders Rights Plan. The Rights have certain defensive effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company without conditioning the offer on a substantial number of Rights being acquired or redeemed. The Rights should not interfere with any merger or other business combination approved by the Board of Directors of the Company because (i) the Board of Directors (under certain circumstances, with the concurrence of the Continuing Directors) may, at its option, at any time prior to the close of business on the earlier of (a) the tenth day following the Stock Acquisition Date or (b) November 8, 2006, redeem all of the then outstanding Rights at $.01 per Right, and (ii) in any event, the Stockholder Rights Plan does not apply to a tender or exchange offer for all outstanding shares of the Company which is determined by a majority of the Continuing Directors to be a Qualifying Offer. The Board of Directors may, as discussed above, extend the ten day redemption period so long as the Rights are still redeemable. See "--Redemption."

                                 LEGAL OPINIONS

               The validity of the issuance of the shares of Common Stock offered hereby is being passed upon for Unisource by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania.

                                    EXPERTS

               The consolidated financial statements of Unisource Worldwide, Inc., as of September 30, 1995 and 1996 and for the years ended September 30, 1994, 1995 and 1996, and the related financial statement schedule, which are incorporated by reference herein from the 1934 Act Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

     ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

               Section 145 of the DGCL ("Section 145") permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations. Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer or agent of the corporation or another enterprise if serving at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner such person reasonably believed to be in or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. In the case of an action by or in the right of the Company, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 further provides that to the extent a director or officer of the Company has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

               Unisource's By-laws contain provisions for indemnification of directors, officers, employees and agents to the fullest extent permitted by Section 145 and Delaware law which, in general, presently requires that the individual act in good faith and in a manner he or she reasonably believed to be in or not opposed to the Company's best interests and, in the case of any criminal proceedings, that the individual has no reason to believe his or her conduct was unlawful. Unisource's By-laws also permit Unisource to purchase insurance and Unisource has purchased and maintains insurance on behalf of Unisource directors, officers, employees and agents against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not Unisource would have the power to indemnify such person against such liability under the foregoing provision of the By-laws.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES



Exhibit
Number     Description
-------    -----------
    2.1*   Distribution Agreement between Alco Standard Corporation and Unisource and certain of its subsidiaries
    3.1**  Restated Certificate of Incorporation of Unisource.
    3.2**  Amended and Restated By-laws of Unisource.
    4.1*** Rights Agreement dated as of December 30, 1996 between Unisource and National City
           Bank, as Rights Agent.
    5.1**  Opinion of Morgan, Lewis & Bockius LLP regarding validity of Common Stock.
   10.1*   Tax Sharing Agreement between Alco Standard Corporation and Unisource and certain of its subsidiaries
   10.2    [Left intentionally blank]
   10.3    [Left intentionally blank]
   10.4*   Information Technology Services Agreement between Unisource and Integrated Systems
           Solutions Corporation, (Incorporated by reference to Alco Standard Corporation Form 10-K for fiscal year ended 1995, Exhibit 10.19 (File No.
           1-05964)).
   10.5    [Left intentionally blank]
   10.6    [Left intentionally blank]
   10.7    [Left intentionally blank]
   10.8    [Left intentionally blank]
   10.9    [Left intentionally blank]
   10.10   [Left intentionally blank]
   10.11   [Left intentionally blank]
   10.12*  Credit Agreement among Unisource, Unisource Capital Corporation, Unisource Canada, Inc.,
           The Chase Manhattan Bank, as administrative agent, and the Lenders Party thereto.
   23.1**  Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1)
   23.2**  Consent of Ernst & Young LLP
   24.1**  Form of power of attorney executed by certain members of the Board of Directors


  * Incorporated by reference to Form 10 Registration Statement dated November 26, 1996 (File No. 1-14482).

 **   Filed herewith.

*** Incorporated by reference to Registration Statement on Form 8-A concerning Preferred Stock Purchase Rights (File No. 1-14482).

     ITEM 22.  UNDERTAKINGS

     ITEM 22.  UNDERTAKINGS

       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

               The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which any offers or sales are being made, a post-effective amendment to the Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any other material change to such information in the Registration Statement.

               (2) That for the purpose of determining any liability under the Act each such post-effective amendment may be deemed to be a new registration statement relating to the securities being offered therein and the offering of such securities at the time may be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities which are being registered which remain unsold at the termination of the offering.

               (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (5) To deliver or cause to be delivered with the Prospectus, to each person to whom the Prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the Prospectus, to deliver, or caused to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.

               (6) As follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reoffering by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

               (7) That every prospectus (i) that is filed pursuant to paragraph
     (1) immediately preceding or (ii) that purports to meet the requirements of
     Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (8) To respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one (1) business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

               (9) To supply by means of a post-effective amendment, Rule 424(c) supplement or information incorporated by reference, all information concerning a material transaction, and the company being acquired involved there, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

               Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in Wayne, Pennsylvania, on the dates set forth below.


                                    UNISOURCE WORLDWIDE, INC.


     Date: April 25, 1997           By:   /s/ Ray B. Mundt
                                       -------------------------------------
                                       (Ray B. Mundt)
                                       Chairman and Chief Executive Officer

               Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on April 25, 1997 by the following persons on behalf of the registrant and in the capacities indicated.

               Each person whose signature appears below appoints Hugh G. Moulton and Thomas A. Decker, as his true and lawful attorneys-in-fact and agents, with full power and substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and anything appropriate or necessary to be done, as fully and for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.



SIGNATURE                                TITLE                   DATE

/s/  Ray B. Mundt            Chairman and Chief Executive   April 25, 1997
---------------------------  Officer (Principal Executive
(Ray B. Mundt)               Officer)



           *                 Director                       April 25, 1997
---------------------------
(Paul J. Darling, II)


           *                 Director                       April 25, 1997
---------------------------
(James J. Forese)


           *                 Director                       April 25, 1997
---------------------------
(Dana G. Mead)


           *                 Director                       April 25, 1997
---------------------------
(Rogelio G. Sada)


           *                 Director                       April 25, 1997
---------------------------
(James W. Stratton)


/s/  Jack H. Keeney          Vice President - Finance       April 25, 1997
---------------------------  (Principal Accounting and
(Jack H.  Keeney)            Financial Officer)


*By: /s/  Thomas A. Decker                                  April 25, 1997
    -----------------------
    Thomas A. Decker
    Attorney-in-fact


                                 EXHIBIT INDEX

Exhibit
Number   Description
-------  -----------
  2.1*   Distribution Agreement between Alco Standard Corporation and Unisource and certain of its subsidiaries
  3.1**  Restated Certificate of Incorporation of Unisource.
  3.2**  Amended and Restated By-laws of Unisource.
  4.1*** Rights Agreement dated as of December 30, 1996 between Unisource and National City
         Bank, as Rights Agent.
  5.1**  Opinion of Morgan, Lewis & Bockius LLP regarding validity of Common Stock.
 10.1*   Tax Sharing Agreement between Alco Standard Corporation and Unisource and certain of its subsidiaries
 10.2    [Left intentionally blank]
 10.3    [Left intentionally blank]
 10.4*   Information Technology Services Agreement between Unisource and Integrated Systems
         Solutions Corporation, (Incorporated by reference to Alco Standard Corporation Form 10-K for fiscal year ended 1995, Exhibit 10.19 (File No.
         1-05964)).
 10.5    [Left intentionally blank]
 10.6    [Left intentionally blank]
 10.7    [Left intentionally blank]
 10.8    [Left intentionally blank]
 10.9    [Left intentionally blank]
 10.10   [Left intentionally blank]
 10.11   [Left intentionally blank]
 10.12*  Credit Agreement among Unisource, Unisource Capital Corporation, Unisource Canada, Inc.,
         The Chase Manhattan Bank, as administrative agent, and the Lenders Party thereto.
 23.1**  Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1)
 23.2**  Consent of Ernst & Young LLP
 24.1**  Form of power of attorney executed by certain members of the Board of Directors


  * Incorporated by reference to Form 10 Registration Statement dated November 26, 1996 (File No. 1-14482).

 ** Filed herewith.

*** Incorporated by reference to Registration Statement on Form 8-A concerning
    Preferred Stock Purchase Rights (File No. 1-14482).